Exhibit 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-26106, 33-35405, 33-39770, 33-57811, and 333-00287) of the Walt Disney Company of our report dated June 21, 2007 relating to the financial statements and supplementary schedules of the ABC, Inc. Savings and Investment Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Los Angeles, California

June 21, 2007